                                             EXHIBIT (10)(i) 108

THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN
REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.

                            CONTRACT


          This Agreement, made and entered into as of the 1st day of January, 1997 by and between Central Hudson Gas & Electric Corporation (hereinafter referred to as "Buyer"), with its principal office at 284 South Avenue, Poughkeepsie, New York 12601-4879, a New York corporation, and HPM Corporation (hereinafter referred to as "Seller" or "Producer"), with an office at Drennen, West Virginia a Delaware corporation, and Integrity Coal Sales, Inc. (hereinafter referred to as "Sales Agent"), with its principal office at 490 Wheeler Road, Suite 165M, Hauppauge, New York, a New York corporation.

                           WITNESSETH:

          WHEREAS, Seller controls coal reserves and has mining, preparation and loading facilities known as the High Power Mountain ("Operations"), located near Drennen, West Virginia and which Operations (except as hereinafter provided) are the source of coal to be sold and purchased hereunder; and,
          WHEREAS, Sales Agent is the sales agent for Seller and is duly authorized to contract to sell said coal and otherwise represent Seller, all as hereinafter set forth; and,
          WHEREAS, Buyer is a consumer of coal and, after investigation and examination of the Operations and such coal reserves, desires to purchase coal from Seller; and,
          WHEREAS, the parties hereto wish to enter into a coal supply agreement based on the terms and conditions hereof.


          NOW THEREFORE, the parties hereto for good and valuable mutual consideration, and intending to be legally bound, hereby agree as follows:

                            ARTICLE I
                        TERM OF AGREEMENT

          The term of this Agreement shall be for the period commencing January 1, 1997 and continuing until midnight, December 31, 1998, unless sooner terminated as provided for herein. A Contract Year is defined as the period from January 1 of a year through December 31 of the same year. This Agreement shall terminate automatically, without further obligation or liability to either party, except for payments for coal delivered, at the end of the Term.




                           ARTICLE II
                           DELIVERIES

          Section 1. Quantities/Delivery Schedule: Except as provided for below, the quantity of coal sold and purchased hereunder shall be a firm tonnage of no less than 240,000 tons per year ("Firm Tonnage"). In addition, there will be 120,000 tons per year called incremental tonnage ("Incremental Tonnage") which will be sold and purchased hereunder provided that the delivered cost per million Btu's of oil, natural gas or spot coal usable at Buyer's Danskammer Point Plant ("Danskammer Plant" or "Buyer's Plant") exceeds the applicable delivered Base Price of coal in delivered cost per million Btu's.
          The Sales Agent/Seller will assume that three trains of approximately 12,000 tons each will be loaded for shipment during odd numbered months (1, 3, 5, 7, 9, 11) and two trains of approximately 12,000 tons each will be loaded in the even numbered months (2, 4, 6, 8, 10, 12). Buyer will provide scheduled loading dates to Sales Agent/Seller on or before the twenty-fifth (25th) of the month preceding the loading month.
          Every third train in a contract year will be an incremental train subject to the provisions contained herein.
The Buyer must indicate to the Sales Agent not later than the 20th day of the first month of the calendar quarter preceding the calendar quarter of each proposed Incremental Tonnage shipment if the then-current delivered price of oil, natural gas or spot coal to the Danskammer Plant is below the delivered Base Price of coal. Note: Spot coal must meet or be adjusted to the specifications contained herein. If such notice is not received by the Sales Agent by the 20th day of the first month of the calendar quarter preceding the calendar quarter of each proposed Incremental Tonnage shipment then all trains will be shipped the next quarter at the Base Price. In the event such a notice is received, and the Sales Agent/Producer wishes to match the then-current delivered price of oil, natural gas or spot coal, the Sales Agent/Seller must notify the Buyer of the same not later than the last working day of that notice month. In the event that such notification is given, then the coal will be shipped, with the Incremental Tonnage at the "matched price" and the Firm Tonnage at the Base Price. If the notice to match the price is not received by the Buyer by the last working day of the notice month, the Incremental Tonnage trains will not be shipped. The Sales Agent reserves the right to re-offer any unshipped Incremental Tonnage to the Buyer at another time in the ensuing 12 months (commencing with the month during which the unshipped Incremental Tonnage would otherwise have been shipped) at the Base Price. In each such instance, Buyer will then have the option to accept that Incremental Tonnage or permanently cancel that Incremental Tonnage.
          Section 2. Limitations on Quantities: Notwith-standing any of the above, Buyer will not be obligated to purchase Firm Tonnage coal from Producer under this Contract if Buyer is unable to utilize such coal at its Danskammer Plant because of Economic Reasons. For the purposes as used herein, Economic Reasons is defined as times when electrical energy is available to Buyer, either from the Danskammer Plant when burning oil or natural gas or from any other source, at a lower cost than equivalent electrical energy which would otherwise be produced by Buyer's Danskammer Plant when burning coal supplied by Seller at the Base Price. If, because of Economic Reasons, the Danskammer Plant does not at any time require any of the coal contracted for hereunder, Buyer shall so notify the Seller in writing sixty days in advance of the scheduled loading of the applicable firm tonnage. If Buyer so notifies Seller, Seller shall have the right to reduce the Base Price so that the cost of electrical energy produced by Buyer's Danskammer Plant when burning coal supplied hereunder is equivalent in cost to other lower cost electrical energy then available to the Buyer. If Seller so elects to reduce the Base Price, the Buyer shall be obligated to purchase the Firm Tonnage contracted for herein.
          In the event, upon receipt of such notice, the Seller does not elect to reduce the Base Price, the Buyer shall have the right to reduce the Firm Tonnage to that required by Economic Reasons for the Danskammer Plant. If Buyer so reduces the Firm Tonnage for more than thirty (30) days for Economic Reasons during the term of this Contract, the Seller shall have the right to:
          1. Upon sixty days' prior written notice terminate this Agreement.
          2. Extend the Term of this Agreement until such deferred Firm Tonnage has been shipped in total quantities provided for in this Agreement. The prices for the tonnage then shipped will be the prices in effect at the time of shipment.

          Section 3. Delivery Schedule Limitations: Two trains of Firm Tonnage will be delivered for every single train of Incremental Tonnage. Both Firm Tonnage and Incremental Tonnage can be delivered during the same month, but Seller will not be obligated to deliver more than three (3) 12,000-ton shipments of coal during any one month, unless otherwise mutually agreed. There shall be a minimum of seven (7) calendar days between shipment releases from the Operations unless otherwise mutually agreed.

          Section 4. Passage of Title: The coal sold and delivered to Buyer hereunder is f.o.b. railway car at the Operations; and, title to and risk of loss of the coal supplied hereunder shall pass to Buyer when Seller completes loading coal and tenders the loaded cars to the carrier for destination to Buyer's Plant.
          Section 5. Initial Quality Notification: The parties recognize the need to know the quality of the coal prior to receipt of the shipment at the Danskammer Plant. Therefore, the coal shall be sampled as it is loaded into railway cars and analyzed by an independent coal testing laboratory that will within 48 hours after the coal is loaded notify Seller and Buyer by telephone, telegram, or TWX of the average "as received" analytical results of each shipment.
          Section 6. Shipping Notice: For each shipment of coal hereunder, Seller shall promptly mail to Buyer's Danskammer Plant and to Financial Records Section, Central Hudson Gas & Electric Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4879, a shipping notice showing weight, type of car and number of each railway car contained in the shipment, shipping date and origin mine.
          Section 7. Railroad: Except as otherwise expressly provided herein, Seller shall deliver coal sold and purchased hereunder in accordance with the contract between Buyer and railroad (said price redacted contract to be provided to Seller) and the applicable railroad tariff provisions. Buyer shall be responsible for providing any applicable amendments or revisions to said railroad tariff provisions to Sales Agent and/or Seller.
          Buyer shall cooperate with Seller in the scheduling of work at Seller's Operations and shall be responsible for arranging and coordinating with the railroad (also referred to herein as "carrier") the arrival of rail cars for loading. Buyer shall pay carrier for all rail transportation charges for coal purchased from Seller under this Agreement, except as provided for in the remainder of this Section 7 and Article III Section 3. SELLER SHALL INSPECT ALL COAL CARS FOR THE PRESENCE OF FOREIGN MATERIAL PRIOR TO LOADING AND SHALL ONLY LOAD CLEAN COAL CARS.
          Seller will pay all additional freight charges, required by Buyer's rail transportation agreements or the applicable railroad tariffs, on coal delivered hereunder that are a result of Seller's failure to deliver the quantity of coal as scheduled by Buyer, in accordance with this Agreement unless the tonnage deficiency is excused by other provisions of this Agreement.
          Buyer shall be responsible for payment of any and all increased freight charges which result solely from or on account of the coal being shipped to more than one destination.
          Seller shall pay all additional freight charges, required by the applicable railroad tariffs or Buyer's rail transportation agreements on coal delivered hereunder that are a result of Seller's failure to notify the railroad, in writing, in accordance with the applicable railroad tariffs or Buyer's rail transportation agreement, of Seller's inability to make shipment as scheduled.
          Seller shall pay all detention and switching charges at Seller's Operations resulting from Seller's failure to load and ship the coal in accordance with the applicable railroad tariffs or Buyer's rail transportation agreement. Seller shall load coal so as to permit loading of 12,000-ton trains within a 6-hour period.
          Seller shall pay all charges resulting from overloading or underloading cars in accordance with the applicable tariffs or Buyer's rail transportation agreement.





                           ARTICLE III
                SPECIFICATIONS & QUALITY & WEIGHT

          Section 1. Origin: The coal shall be from the Winifred Seam and other such seams meeting the specifications herein. Coals from other sources shall not be shipped without prior written approval of Buyer.
          Section 2. Quality Specifications: The quality of coal sold and purchased hereunder shall meet the following specifications:
                         Expected   Minimum  Maximum  ASTM Method
As Received:
  Moisture %                6         4        8        D 3173
  Volatiles %              35        30       36        D 3175
  Fixed Carbon %           51        47       60        D 3172
  Ash %                     8.0      --       10        D 3174
  BTU/LB.                 13,100    12,500    --        D 3286
  Sulphur %                 0.66      0.47     0.70   D 3177/4239
  SO2 (LBS./MMBTU)          1.0      --        1.1    Calculated
  Grind (HGI)              42        40       60       D 409-85
  Ash Fusion (I.D., F)     2,700     2,300              D 1587

          THIS COAL SHALL BE FREE OF EXTRANEOUS MATERIAL AND
SHALL HAVE A MAXIMUM TOP SIZE OF TWO INCHES.

          Section 3(a).  Buyer's Remedies Related to Quality
Specifications: In lieu of any other remedies related to Seller's failure to meet the quality specifications provided for herein, except for the price adjustments for quality provided for in Article VI herein, Buyer shall have the rights and remedies described in this Section 3 upon Seller's failure to deliver coal in accordance with the specifications set forth in Sections 2 and 3 of this Article III.
                   (b).  Buyer's Right to Reject Shipments:
Buyer's ability to use the coal being dependent on the coal meeting the specifications set forth above, it is agreed that Buyer shall have the right to reject any and all shipments which fail to meet any of the individual shipment rejection limits shown below:

              INDIVIDUAL SHIPMENT REJECTION LIMITS
             Sulphur (As Received)      0.7% Maximum
             Volatiles (As Received)     30% Minimum
             Ash Fusion (I.D.)       2,300 F Minimum
             BTU/LB (As Received)     12,500 Minimum
             SO2/Million BTU        1.1 LBS. Maximum
             Grind                        40 Minimum

          The delivered coal must meet the following weighted average specifications for three consecutive shipments:



               THREE CONSECUTIVE SHIPMENTS LIMITS
             Grind                        42 Minimum
             Ash (As Received)         8.51% Maximum
             Moisture (As Received)       8% Maximum

          If the weighted average grind, ash or moisture of coal in a series of three consecutive shipments delivered hereunder, as determined by sampling and analysis, does not meet the above Three Consecutive Shipments Limits, Buyer shall have the right to reject the immediately following shipment in the event that such shipment does not meet said limitation. The basis of any such rejection shall be the averaged results of 2 different independent laboratories as provided for in Article VIII. One of the independent laboratories is that providing the initial testing results.
                   (c). Seller shall pay all freight, diversion, demurrage, testing and other expenses in connection with any such rejected shipment, or shipments found by Buyer to be nonconform-ing, unless such shipment is accepted by Buyer. Furthermore, Seller certifies that it will not make any shipment shown by sampling and analysis (as provided for in Article VIII) to exceed the individual shipment rejection limits.
          Section 4. Seller's Duty of Care: Seller shall, at all times exercise reasonable care and diligence in its efforts to ship to Buyer coal which conforms to the specifications set forth in above Section 2 and 3. Nothing in this Article III shall be construed to relieve Seller of its obligation to conduct its mining and coal cleaning operations in a competent manner, consistent with good industry practices, so as to produce coal which will meet the specifications set forth above.
          Section 5. Weight Measurement: The weight of coal sold hereunder shall be determined on Buyer's certified track scales at the Danskammer Plant, which scales shall be maintained and certified in accordance with the provisions of the U.S. Department of Commerce National Bureau of Standards Handbook 44. If such scales are inoperative at the time of any coal delivery, the weight of coal shall be the weight as determined by Seller's batch weighing system at the High Power Mountain loadout.

                           ARTICLE IV
                             PAYMENT

          Section 1. Price: For coal delivered and accepted, Buyer shall pay Seller the Base Price herein provided.
          Section 2. Submission of Weight to Seller: Buyer shall submit to Sales Agent the certified weights within five (5) working days after the certified weights become available.
          Section 3. Invoice: Thereafter, an invoice for any adjustments for quality as hereinafter defined, FCA application and all coal shipped from the Operations based on certified weights will be submitted by the Sales Agent to the Buyer. The coal shipped will be invoiced at the Base Price (hereinafter defined).

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS
BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.

          Section 4.     Payment:  Buyer shall make payment to
Seller within twenty-five (25) calendar days from shipment of the coal from the Operations.
          Payment to Seller shall be made by wire transfer, as follows:
                    Chase Manhattan Bank in New York
                    Account 323363199
                    ABA # 021000021

The above address may be changed by Seller upon written notice to Buyer.

                            ARTICLE V
                           BASE PRICE

          The Base Price for the Term of this Agreement for Firm Tonnage and Base Priced Incremental Tonnage shall be $xx.xx (U.S. Dollars) per net ton, f.o.b. railcar at Seller's loading facility. Match Priced Firm or Incremental tonnage shall be priced in accordance with the provisions of Article II.
          The Base Price is based on the use of Buyer's track scales to determine the weight of coal on each train delivered hereunder. If the delivering railroad determines accurate car tare weights at delivery, the Base Price charged to Buyer will be decreased by $.xx per ton. If Buyer's track scales are inoperative and Seller's batch weights are used for weight determination, then the Base Price charged to Buyer will be reduced by $.xx per ton. This reduction relative to weight determination will also apply to incremental tonnage shipped at either the Base Price or a Matched Price.
          The Base Price shall be adjusted for all costs incurred by Seller to comply with any Federal, State or Local law, regulation or order enacted, promulgated, repealed or altered, after January 1, 1997, including, without limitation, laws regulations or orders relating to health, safety, conservation, reclamation, environmental protection, pollution control and air, water and soil standards. Laws, legislation, rules, regulations or orders or a new application, interpretation or implementation of same which are pending as of January 1, 1997 and which are enacted, repealed, altered, promulgated or effective after January 1, 1997 shall be considered enacted or promulgated prior to January 1, 1997.

                           ARTICLE VI
              ADJUSTMENT IN BASE PRICE FOR QUALITY

          Section 1. BTU Value: The Base Price to be paid to Seller by Buyer is based upon coal with 13,100 BTU/LB heat content (BTU Value) for each ton of coal in each shipment. The BTU Value of the coal sold hereunder may vary, and the Base Price for such coal shall be adjusted to compensate for variations in BTU Value, as described below.

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS
BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.

          Section 2. Adjustment for BTU Value: If the BTU Value of the coal shipment is between XX,XXX BTU/LB and XX,XXX BTU/LB there will be no adjustment for BTU Value variation. If the BTU Value is less than XX,XXX BTU/LB or greater than XX,XXX BTU/LB, the Base Price for a shipment shall be adjusted, based upon variations from the 13,100 BTU/LB BTU Value, as follows:
          (a) For a coal shipment with a BTU Value greater than XX,XXX BTU/LB, a premium shall be paid by Buyer to Seller at the rate of $X.XX per XXX BTU/LB, fractions pro rata; or
          (b) For a coal shipment with a BTU Value less than XX,XXX BTU/LB, a penalty shall be deducted from the Base Price at the rate of $X.XX per XXX BTU/LB, fractions pro rata.
          Section 3. Adjustments for Ash Value: The Base Price to be paid to Seller by Buyer is based upon coal with an ash content (Ash Value) of eight percent (8%) by weight of the "as received" analysis of the coal. If the Ash Value is between X.X% and X.X% there will be no adjustment for Ash Value. If the Ash Value is less than X.X% then a premium of $X.XXX per ton shall be paid to Seller for each X.X% Ash Value variation below 8.0%. If the Ash Value is greater than X.X% then a penalty of $X.XXX per ton shall be deducted from the Base Price for each X.X% Ash Value variation in excess of 8.0%.

                           ARTICLE VII
                       FREEZE CONDITIONING

          Section 1. Freeze Conditioning Agent: Seller shall apply a freeze conditioning agent ("FCA") at cost to coal purchased and delivered hereunder as directed by Buyer and in the manner set forth herein.
          Section 2. Method of Application: When application of a FCA is directed, it will be applied to the full coal stream as coal is loaded into railroad cars at the Operations at a rate specified by Buyer. At any time Buyer may have a representative present to observe and monitor the application of the FCA and to obtain a sample of the FCA.
          Section 3. Buyer's Approval: Seller shall utilize an FCA with a Diethylene Glycol base that has been approved in writing by Buyer. Seller shall have the right to use any of the approved FCA's but shall not change from one FCA to another without notifying Buyer, such notification to be confirmed in writing.
          Section 4. Price: For application of the FCA, Buyer shall pay Seller at Seller's cost per gallon of FCA at the rate of application (pints per ton) as specified by Buyer on each ton of coal shipped. Buyer shall have the right to purchase and supply FCA to Seller, in which case there shall be no charge by Seller to Buyer for application.

                          ARTICLE VIII
                      SAMPLING AND ANALYSES

          A recognized independent laboratory ("Independent Lab"), experienced in the sampling and analyzing of coal, shall be mutually agreed upon by Buyer and Sales Agent/Producer, and shall be engaged by each Party to perform the sampling and analysis of all coal shipped hereunder. Independent Lab shall sample shipments at the Operations, located near Drennen, West Virginia. The Independent Lab shall perform its sampling and analysis in accordance with standards approved by the American Society for Testing and Materials ("ASTM"). The Independent Laboratory shall divide the sampled material into four (4) sample splits identified as follows: (a) Laboratory analyses, (b) Referee split, (c) Seller's split and (d) Buyer's split. The Independent Laboratory shall provide upon request the sample splits to Buyer and/or Seller as soon as the sample is prepared.
          A proximate and grind analysis shall be done by the Independent Lab for each shipment. Except as hereinafter provided the results of the sampling and analyses by the Independent Lab with respect to samples taken from any shipment shall be accepted as the quality and characteristics of that shipment. The cost of the Independent Lab's services for such sampling and analyzing of the coal in each shipment shall be paid for by the Buyer and the Seller equally.
          Buyer shall have the right to have a representative present at any and all times to observe the sampling, inspect the Independent Lab and take check samples at the Operations, and Buyer may also analyze the coal either from its own samples or from samples taken by Independent Lab. The Independent Lab shall retain for a period of 60 days the Referee split coal sample taken so that Buyer and/or Seller or a commercial laboratory of their choice may analyze such sample.
          If the Buyer or Seller should question the correctness of the analyses made by the Independent Laboratory, they may, within 30 days after the train's unloading, notify the other Party in writing to request that the Referee split be analyzed by a second mutually agreeable Independent Laboratory. This notification should specify which analytical parameter or parameters are in dispute. The Independent Laboratory shall provide the Referee Laboratory with the properly identified sealed sample.
          The integrity of the moisture in reserve samples is the most difficult to preserve. Therefore, if the moisture value is in dispute, the governing result will be the higher of the values reported by the Independent and Referee Laboratory. Other analytical parameters shall be determined on a 'dry basis' and corrected to the 'as received' basis using the governing moisture.
          The following are the acceptable tolerance for other test parameters: Ash +/- 0.3%; Sulphur +/- 0.03%; Volatile +/- 0.5%; Calorific Value +/- 100 BTU/LB; Ash Fusion Temperature I.D. +/- 75 Degrees F. and HGI 3. Should the results fall within these tolerances, the results of the Independent Laboratory will stand. Should the results fall outside the tolerance, the average dry basis analyses of the Independent Laboratory and Referee analyses shall be the governing result.
          Should the grindability (HGI) result be in dispute, the Referee Laboratory will prepare a physical composite sample from the Referee sample, then distribute a split of the physical composite sample to an additional laboratory. If the HGI test result of the second laboratory is within tolerance, the original laboratory result will stand. If out of tolerance, the average of the two Referee results will be the governing analysis.
          The cost of this Referee analysis will be paid by the Party requesting the check analysis.
          Neither Party shall require the other Party to use equipment or procedures which exceed the requirements of ASTM.


                           ARTICLE IX
        GOVERNMENTAL LEGISLATION, REGULATIONS AND ORDERS

          Section 1. Compliance with Law: Each party shall use its best efforts to comply with the provisions of all applicable federal, state and other governmental laws and any applicable orders and/or regulations, or any amendments or supplements thereto, which have been, or may at any time be, issued by a governmental agency.
          Section 2. Effect Upon Buyer's Obligations: The parties hereto recognize the possibility that, during the continuance of this Agreement, federal, state or local legislative or regulatory bodies or the courts may impose or enforce regulations, restrictions or standards, or revise existing regulations, restrictions or standards which in Buyer's sole discretion will make it impossible or impractical for Buyer to utilize the coal hereafter to be delivered hereunder at the Danskammer Plant. Such regulations or restrictions could pertain to, but would not necessarily be limited to coal quality. If any such regulations or restrictions are imposed and if as a result thereof Buyer, in its sole discretion, decides that it will be impossible or impractical for Buyer to utilize the coal, Buyer shall so advise Seller and thereupon Buyer and Seller shall promptly consider what corrective steps they can take in the mining and preparation of the coal and in the handling and combustion of the coal at the Danskammer Plant; and if in Buyer's judgement such steps will not, without unreasonable expense to Buyer, make it possible and practical for Buyer to utilize the coal thereafter to be delivered hereunder without violating such regulations or restrictions, Buyer shall have the right, upon written notice to Seller, to terminate this Agreement without further obligation to Seller hereunder.
          Section 3. Effect Upon Seller's Obligations: In the event of the enactment of any new federal, state or other governmental law, or the promulgation of any regulation or order thereunder which may prohibit (or restrict so as effectively to prohibit) mining, or processing or shipping, as may be applicable, of the coal specified in this Agreement, Seller shall be relieved of its obligation upon the effective date of implementation (compliance date) of such law, regulation or order to deliver the total quantity of coal to be delivered under this Agreement to the extent of the amount of tonnage represented by the percentage of production of such mining, processed or shipped coal so affected by such law, regulation or order to the total amount of coal produced and processed to meet the quantity requirements of this Agreement.
          Section 4.     Election to Reduce Tonnage or Terminate:
In the event any party elects to invoke Section 2 or 3, above, the party so invoking shall notify the other parties in writing and said notice shall state the notifying party's election to terminate this Agreement or reduce the tonnage to be delivered under this Agreement, effective on a specified date, which said date shall not be earlier than the effective date of the implementation (compliance date) of such law, regulation or order giving rise to the termination; provided, however, that notwithstanding anything to the contrary herein, said specified date shall in no event be earlier than sixty (60) days after the date of delivery of notice.
          Section 5. Effect of Termination: If any party elects to terminate this Agreement under the provisions of
Section 2, 3, or 4 of this Article IX, then no party shall have, after the effective date of such termination, any further obligation or liability under this Agreement, provided, however, that such termination shall not affect any rights or obligations of the parties existing under this Agreement for coal shipped or required to be shipped prior to the effective date of said termination.

                            ARTICLE X
                          FORCE MAJEURE

          No party shall be subject to liability to the other party for the failure to perform in conformity with this Agree-ment where such failure results from an event or occurrence beyond the control of the party affected thereby, whether foreseen, foreseeable or unforeseeable, which wholly or partially prevents the mining, preparation, loading or shipping of coal by Seller or the receiving, unloading or utilization of coal by Buyer. Such events shall include, by way of illustration but not by way of limitation, acts of God, war, insurrection, riots, nuclear disaster, strikes, labor disputes, labor and material shortages, fires, explosions, floods, river freezeups, breakdowns or damage to mines, plant equipment or facilities (including emergency outages of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), interruptions to transportation, railway car shortages, embargoes, orders or acts of civil or military authority, laws, regulations or administra-tive rulings. The provisions of the above sentence shall not excuse a party from performing unless such party shall give reasonable notice to the other party and furnish reasonable information as to the cause of inability to perform and probable extent thereof within thirty (30) calendar days after such cause occurs. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this Article for such period of time during which notice was not given. No suspension or reduction by reasons of force majeure shall invalidate the remainder of this Agreement but, on the removal of the cause, shipments shall resume at the specified rate. During such periods when force majeure conditions result in a reduction in deliveries,Seller shall equitably prorate shipments among its customers. Buyer shall equitably prorate acceptance of deliveries of coal it purchases for the Danskammer Plant. Nothing herein contained shall be construed as requiring Seller or Buyer to accede to any demands of labor, or labor unions, or suppliers, or other parties which Seller or Buyer considers unacceptable. Deficiencies in shipments so caused shall not be made up except by mutual consent. Deficiencies in shipments caused by an event or occurrence within the control of either party shall, at the option of the other party, extend the term of this Agreement to the extent necessary to make up such deficiency except as otherwise herein provided.
          Seller shall furnish Buyer a monthly statement by the fifteenth (15th) day of the calendar month setting forth the amount of tonnage not shipped because of force majeure causes asserted during the preceding calendar month.

                           ARTICLE XI
                            RESERVES

          The coal reserves owned by or otherwise available to Seller are located near Drennen, West Virginia and are accessible to the Conrail Railway and are part of the mining properties constituting the Producer's mines. The total quantity of suitable and economically recoverable coal of the quality required to meet Sales Agent/Seller's maximum annual obligation to Buyer under this Agreement is 360,000 tons. Sales Agent/Seller shall not enter into other agreements for the production and sale of coal from the above reserves which production and sale would reduce or impair the amount of reserves required to meet its obligations during the term of this Agreement.
          Buyer shall have the right from time to time, whenever deemed desirable by Buyer, to audit at Buyer's expense (1) said reserves owned by or otherwise available to Seller and (2) Seller's commitments for the purpose of determining if Seller has sufficient reserves which are not otherwise committed to comply with the reserve requirements of this Agreement. Buyer may at its discretion have any such audit conducted by an independent firm or firms acceptable to Sales Agent/Seller.

                           ARTICLE XII
                        EMPLOYEE INTEREST

          Seller represents to Buyer that Seller has not given and will not give, directly or indirectly, anything of value to any employee or other representative of Central Hudson Gas & Electric Corporation with the view of securing this Agreement or obtaining favorable treatment with respect to the performance of this Agreement. If such representation is untrue, or becomes untrue, Buyer shall have the right to declare this Agreement null and void or to terminate it, to sue for damages and to take such other action as may be provided by law. If Seller obtains knowledge at any time that any such employee has a direct or indirect interest in Seller or its affiliates, (excluding routine purchases in the open market by such employee of securities issued by Seller or its parent corporations) it will immediately inform Buyer of such fact.


                          ARTICLE XIII
                             WAIVER

          The failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a future waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect for the term of this Agreement.

                           ARTICLE XIV
                             NOTICES

          Notices and other communications provided for or required herein shall be given (effective, if written, when presented for delivery by postal authorities when sent by postage prepaid, certified mail) as follows:

          TO BUYER:

          CENTRAL HUDSON GAS & ELECTRIC CORPORATION
          284 SOUTH AVENUE
          POUGHKEEPSIE, NEW YORK  12601-4879

          ATTENTION:  MANAGER OF FUELS RESOURCES

          TO SALES AGENT:

          INTEGRITY COAL SALES, INC.
          490 WHEELER ROAD, SUITE 165M
          HAUPPAUGE, NEW YORK  11788

          TO SELLER:

          HPM CORPORATION
          P. O. BOX 138
          DRENNEN, WEST VIRGINIA  26667



                           ARTICLE XV
                          GOVERNING LAW

          This Agreement shall be construed, enforced and performed in accordance with the laws of the State of New York.

                           ARTICLE XVI
                           AMENDMENTS

          This Agreement may be modified or amended at any time by mutual agreement of the parties, provided that such modification or amendment shall be in writing and executed by the duly authorized representatives of the parties.

                          ARTICLE XVII
                            FINALITY

          This Agreement is intended as the final, complete and exclusive statement of the terms of the Agreement among the parties. The parties agree that parole or extrinsic evidence may not be used to vary or contradict the express terms of this Agreement. No waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed with the same formality as this Agreement.

                          ARTICLE XVIII
                             TITLES

          The titles of the articles and sections of this Agreement have been inserted as a matter of convenience for reference only.

                           ARTICLE XIX
              AGREEMENT FOR BENEFIT OF PARTIES ONLY

          Buyer agrees to indemnify, including reasonable attorneys fees, defend, and hold Sales Agent/Seller harmless from any and all claims of any broker, consultant, finder or like agent with whom Buyer has dealt, or is alleged to have dealt, regarding this Agreement. Sales Agent/Seller agrees to indemnify, including reasonable attorneys' fees, defend, and hold Buyer harmless against any and all claims of any broker, consultant, finder or like agent with whom Sales Agent/Seller has dealt, or is alleged to have dealt regarding this Agreement.

                           ARTICLE XX
                    TRANSPORTATION AGREEMENTS

          If Buyer is unable to conclude and maintain rail transportation agreements on terms satisfactory to Buyer, Buyer shall notify Sales Agent/Producer and these parties will use their best efforts to make the terms satisfactory.


                           ARTICLE XXI
                    ASSIGNMENT - TERMINATION

          All of the rights and obligations of this Agreement shall inure to and be binding upon the legal representatives, successors and permitted assigns of the parties hereto. No assignment shall impose upon the non-assigning party any obligation or burden in excess of those obligations or burdens as exist between the original parties to this Agreement. This Agreement or any interest herein shall not be assigned without the prior written consent of the other parties, which consent shall not be unreasonably withheld.
          Subject to the provisions of the Federal Bankruptcy Code, this Contract shall not be deemed an asset of either Seller or Buyer and, upon five (5) days prior written notice, either such Party may terminate this Agreement without penalty at any time in the event the other such Party enters into any voluntary or involuntary receivership, bankruptcy, or insolvency proceedings.

                          ARTICLE XXII
                          COUNTERPARTS

          This Agreement is being executed in several counterparts, each of which is an original and all of which together constitute but one and the same agreement.


                          ARTICLE XXIII
         BUYER'S RIGHT TO ADEQUATE ASSURANCE-TERMINATION

          If, during the Term of this Agreement, the Producer's ability to meet its obligations under this Agreement become impaired to the point that Buyer has reasonable grounds for believing that Producer may not be able to meet such obligations, then Buyer, by a written notice to Producer, may require that Producer provide adequate assurance that Producer is able to continue to meet its obligations under this Agreement. If such adequate assurance is not received by Buyer within fifteen (15) days from Producer's receipt of Buyer's request thereof, Buyer shall have the right to immediately reduce, by the amount in question, Buyer's obligation to purchase coal pursuant to this Agreement. Buyer may obtain the amount of said reduction through purchases from third parties; such reduction to be reflected in a notice from Buyer to Sales Agent and Producer, which thereupon shall become an amendment to this Agreement. In the event that Producer cannot offer such adequate assurance to Buyer upon Buyer's request or in the event Producer and/or Sales Agent has made a material misrepresentation with respect to its Warranties and Representations in Article XXV herein, Buyer shall also have the right at its option to immediately terminate this Agreement by written notice to Sales Agent and Producer.




                          ARTICLE XXIV
                       FAILURE TO PERFORM

          In the event of failure to perform by either Seller or Buyer, the nondefaulting party shall have available, except as herein otherwise provided, all remedies provided at law or in equity. These remedies shall include, without limitation, the right of Buyer to obtain specific performance and/or injunctive relief where default by Seller would deprive Buyer of a necessary supply of coal and, because of market conditions or otherwise, the collection of damages does not afford Buyer an adequate remedy. In that regard it is expressly recognized and understood between the parties that prompt and full deliveries by the Seller in accordance with this Agreement are essential to Buyer.
          These remedies also shall include, without limitation, except as herein otherwise provided, the right of Seller to obtain specific performance and/or injunctive relief where default by Buyer would deprive Seller of a necessary market for its coal and, because of market conditions or otherwise, the collection of damages does not afford Seller an adequate remedy. In that regard it is expressly recognized and understood between the parties that prompt and full acceptance of deliveries and scheduling of transportation therefore in accordance with this Agreement are essential to Seller. Notwithstanding any other provision of this Agreement, neither party shall be entitled to recover incidental or consequential damages as a result of the other's failure to perform.

                           ARTICLE XXV
         REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES

          Each party warrants and represents to the other that:
            (i) it has all requisite power, authority, licenses, permits, permissions, approvals and franchises, corporate or otherwise, to execute and deliver this Agreement and perform its obligations hereunder;
           (ii) its execution, delivery, and performance of this Agreement has been duly authorized by, or is in accordance with, its organic instruments, this Agreement has been duly executed and delivered for it by the signatories so authorized, and this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general and by general principles of equity;
          (iii) its execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected; and
           (iv) it has not received any notice, nor to the best of its knowledge is there pending or threatened any notice, of any violation of any applicable laws, ordinances, regulations, rules, decrees, awards, permits or orders which would materially adversely affect its ability to perform hereunder.

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed in its behalf by its proper officer thereunder duly authorized, all as of the day and year first above written.

BUYER:    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

BY ___________________________________________
                  PAUL J. GANCI

ITS  President and Chief Operating Officer


SELLER:   HPM CORPORATION

BY ___________________________________________
                  JAY FRANTZ

ITS       President


SALES AGENT:   INTEGRITY COAL SALES, INC.

BY ___________________________________________
                KEVIN P. MCEVOY

ITS       General Manager


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